Weinberg & Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

11/17/04

OEF Corporate Solutions, Inc.

132 N. El Camino Real, #346

Encinitas, CA  92024

This is to confirm that the client-auditor relationship between OEF Corporate Solutions, Inc. (Commission File No.: 333-96589) and Weinberg & Company, P.A. has ceased.

Very truly yours,

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.

Certified Public Accountants

Cc:

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450  5th Street, N.W.

Washington, D.C. 20549

Town Executive Center 6100 Glades Road – Suite 314 Boca Raton, Florida 33434 Telephone: (561)487-5765 – Facsimile: (561) 487-5766	Watt Plaza 1875 Century Park East – Suite 600 Los Angeles, California 90067 Telephone: (310) 407-5450 – Facsimile: (310) 407-5451

Website: www.cpaweinberg.com

American Institute of CPA’s\Division for CPA Firms SEC Practice Section